FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS ANNOUNCES LOSS OF MEXICAN WATER DUTIES APPEAL, BUT SAYS LIABILITY IS FULLY INDEMNIFIED

COMPANY WILL TAKE SEPARATE NET CHARGE OF $12 MILLION FOR LATER PERIOD LIABILITY AND PURSUE INDEMNITY

CRANBURY, New Jersey – (October 12, 2010) – Innophos Holdings, Inc. (NASDAQ “IPHS”) announced it had learned that the Mexican Supreme Court affirmed an appellate court ruling upholding resolutions of the Mexican National Waters Commission, or CNA, requiring the Company’s Mexican subsidiary, Innophos Fosfatados S.A. de C. V., to pay higher water duties for the 1998-2002 period. Innophos said the liability, net of income taxes, amounted to approximately $20 million at current exchange rates and reiterated that it was fully indemnified for it by Rhodia, S.A. and affiliates under agreements by which Innophos purchased its business from those parties in 2004.  Rhodia’s indemnity obligation was previously confirmed by New York’s highest court.  Innophos stated it intended to record the liability and an off-setting receivable for the indemnity, resulting in no net charge.

Innophos said the next step in the 1998-2002 case would be for the CNA to issue new resolutions consistent with the court ruling, and, once those resolutions became effective, to make payment.  Innophos said its representatives were working with Rhodia representatives to coordinate required payments in a timely manner.

The Company also announced that, as a result of the latest court decision, it was taking an earnings charge in the 2010 third quarter, net of taxes, of $12 million for a related, previously disclosed contingent liability for higher water duties for the period 2005 to present.  That contingent liability is already the subject of an indemnity claim in pending New York State Supreme Court proceedings being pursued by Innophos against Rhodia for related losses.

Finally, Innophos added that, if future rates were set at the levels upheld in the court decision, annual pre-tax expenses for water at its Coatzacoalcos, Mexico facility could increase by approximately $1-2 million at current exchange rates, depending on capacity utilization.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical,

oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. IPHS-G’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335